Exhibit 99.1

TITAN COMMENTS ON GOVERNMENT INVESTIGATION SETTLEMENTS

SAN DIEGO, Mar. 1 — The Titan Corporation (NYSE: TTN) comments on government announcements made earlier today pertaining to its settlement with the U.S. Securities and Exchange Commission (SEC), and its plea agreement with the U.S. Department of Justice (DoJ), which included an agreement reached with the U.S. Internal Revenue Service (IRS).

Titan entered into a consent to the entry of a final judgment with the SEC, without admitting or denying the SEC’s allegations, and reached a plea agreement with the DoJ, under which Titan pled guilty to three felony counts related to certain of its overseas operations, including in particular its operations in Benin.  These counts consist of violations of the anti-bribery and the books and records provisions of the Foreign Corrupt Practices Act (FCPA) and aiding and assisting in the preparation of a false tax return.  The matters under investigation were uncovered and brought to the government’s attention by Titan and Lockheed Martin in connection with their proposed merger, which was abandoned last year.  Matters resolved today through the plea agreement with the DoJ involve commercial international businesses that are in the process of being wound down.

Titan has agreed to make total payments of $28.5 million in connection with these settlements, the same figure Titan reserved for this purpose in 2004.  The total includes a DoJ-recommended fine of $13 million, and payments to the SEC consisting of disgorgement of $12.6 million and prejudgment interest of $2.9 million. The Hon. Roger T. Benitez, a judge of the federal district court in San Diego, today imposed upon Titan a fine of $13 million and a three-year term of supervised probation, both of which are consistent with the DoJ's and Titan's agreed-upon recommendations to the court.  In addition, the sentence imposed by the court incorporated Titan's agreement to implement a best practices compliance program designed to detect and deter future violations of the FCPA.

The IRS agreement requires Titan to file an amended corporate tax return for 2002 to correct deductions previously taken with respect to matters at issue in the investigations.  The amended return will not result in additional taxes, but will reduce Titan’s net operating loss carry forward benefit by approximately $1.3 million.

Over the past several months, Titan has voluntarily disclosed to the U.S. Navy debarring official, who is the cognizant U.S. government authority for these matters, the facts underlying the Titan plea and consent to the entry of a final judgment.  Titan also has submitted to the Navy details of its expanded internal controls, training and other remedial measures adopted to guard against a recurrence of the type of activities cited in the plea and sentence.  In recognition of these compliance efforts, Titan and the Navy have negotiated an administrative settlement agreement that will allow Titan to continue to receive U.S. government contracts. The agreement also provides for Navy monitoring of Titan’s compliance activities for three years. With the federal court’s acceptance today of Titan’s plea agreement, the company anticipates that the Navy and Titan will soon sign the final administrative settlement agreement.

David W. Danjczek, Titan’s vice president for compliance and ethics, commented, “we are relieved that this chapter in the company’s history is drawing to a close.  Titan will not tolerate ethical breaches or violations of the law.”  Titan began to implement significantly expanded FCPA, ITAR and ethics policies in the spring of 2004, soon after the problems were uncovered.  Mr. Danjczek was hired by Titan in September 2004 to lead and oversee this effort.

Titan provides a diverse range of services, products, and systems vital to U.S. national security, serving all of the armed services, a majority of the national intelligence agencies, the Department of Homeland Security, and many of the federal civilian agencies, such as the National Aeronautical and Space Administration and the Federal Aviation Administration.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, our anticipated signing of any administrative settlement agreement, the future impact, either stated or implied, of the plea agreement, the felonies to which we pled guilty and/or the consent to the entry of a final judgment on the company and the company’s business with the United States government, and the ability of our compliance programs to prevent and detect future problems.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; and risks related to the ability to implement compliance programs that prevent or detect noncompliance with applicable laws and other risks identified in reports Titan files with the SEC.  Titan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.